Exhibit 99.1

PLUMAS BANCORP REPORTS

HIGHEST QUARTERLY EARNINGS IN ITS HISTORY

QUINCY, California, July 20, 2016 – Plumas Bancorp (Nasdaq:PLBC), the parent company of Plumas Bank (the “Bank”), today announced record earnings for the three and six months ended June 30, 2016. Earnings during the second quarter of 2016 totaled $1.8 million an increase of $482 thousand, or 36%, from $1.4 million during the three months ended June 30, 2015. Earnings per diluted share increased to $0.36 during the three months ended June 30, 2016 up $0.09 from $0.27 during the second quarter of 2015. For the six months ended June 30, 2016, Plumas Bancorp (the “Company”) reported net income of $3.4 million, an increase of $840 thousand, or 33%, from $2.6 million during the six months ended June 30, 2015. Earnings per diluted share increased to $0.67 during the six months ended June 30, 2016 up $0.16 from $0.51 during the first six months of 2015.

The annualized return on average assets (ROA) increased to 1.23% for the three months ended June 30, 2016, up from 0.99% for the three months ended June 30, 2015. The annualized return on average equity (ROE) increased to 16.3% during the current quarter up from 13.9% during the second quarter of 2015. ROA increased to 1.15% for the six months ended June 30, 2016, up from 0.94% for the six months ended June 30, 2015. ROE increased to 15.3% during the six months ended June 30, 2016 up from 13.5% during the first six months of 2015. Book value per share increased to $9.55 at June 30, 2016 up from $8.09 at June 30, 2015.

Director, President and Chief Executive Officer, Andrew J. Ryback, commented, “I am extremely pleased to report that for the period ended June 30, 2016, the Company achieved its highest quarterly earnings in its 35 year history. This accomplishment is the result of robust growth in loans, deposits and revenues, combined with maintaining expenses at 2015 levels.”

Ryback continued, “The Bank is committed to investing in and expanding our loan production capabilities as most recently evidenced by the opening of a loan production office in Klamath Falls, Oregon and the hiring of a proven agriculture and commercial loan professional. Additionally, our asset quality continues to improve and our capital remains strong, exceeding the required level to be considered a “well-capitalized” institution. Our exceptional operating results were made during a continuing period of economic challenges and are a direct result of the effective execution of our strategic plan. We look forward to the rest of the year with confidence."

Financial Highlights

  June 30, 2016 compared to June 30, 2015

●	Total assets increased by $46.5 million, or 8%, to $604 million.
●	Net loans increased by $37.9 million, or 10%, to $427 million at June 30, 2016 compared to $389 million at June 30, 2015.
●	Total deposits increased by $41.3 million to $535 million at June 30, 2016.
●	Nonperforming loans decreased by $2.1 million from $5.1 million at June 30, 2015 to $3.0 million at June 30, 2016.
●	Nonperforming assets decreased by $2.3 million from $8.1 million at June 30, 2015 to $5.8 million at June 30, 2016.
●	The ratio of nonperforming loans to total loans decreased from 1.29% to 0.69% and the ratio of nonperforming assets to total assets decreased from 1.46% to 0.96%.
●	Annualized net charges-offs as a percent of average loans declined from 0.14% to 0.02%.
●	Total common equity increased by $7.4 million to $46.4 million.

Three months ended June 30, 2016 compared to June 30, 2015

●	Net income increased by $482 thousand, or 36%, to $1.8 million.
●	Diluted earnings per share increased by 9 cents or 33%, to 36 cents.
●	Annualized return on average assets increased from 0.99% to 1.23%.
●	Annualized return on equity increased from 13.9% to 16.3%.
●	Income before provision for taxes increased by $795 thousand to $3.0 million.
●	Net interest income increased by $513 thousand, or 10%, to $5.8 million.
●	Non-interest income increased by $233 thousand, or 13%, to $2.1 million.

Six months ended June 30, 2016 compared to June 30, 2015

●	Net income increased by $840 thousand, or 33%, to $3.4 million.
●	Diluted EPS increased by $0.16, or 31%, from $0.51 to $0.67.
●	Annualized return on average assets increased from 0.94% to 1.15%.
●	Annualized return on equity increased from 13.5% to 15.3%.
●	Income before provision for taxes increased by $1.3 million to $5.6 million.
●	Net interest income increased by $1.3 million, or 12%, to $11.6 million.
●	Net interest margin increased to 4.23% from 4.16%.

Asset Quality

Nonperforming loans at June 30, 2016 were $3.0 million, a decrease of $2.1 million, or 41%, from the $5.1 million balance at June 30, 2015. Nonperforming loans as a percentage of total loans decreased to 0.69% at June 30, 2016, down from 1.29% at June 30, 2015. Nonperforming assets (which are comprised of nonperforming loans, other real estate owned (“OREO”) and repossessed vehicle holdings (“OVO”)) at June 30, 2016 were $5.8 million, down $2.3 million, or 28%, from $8.1 million at June 30, 2015. Nonperforming assets as a percentage of total assets decreased to 0.96% at June 30, 2016, down from 1.46% at June 30, 2015.

During the six months ended June 30, 2016 we recorded a provision for loan losses of $400 thousand, down $200 thousand from the $600 thousand during the same period in 2015. Net charge-offs totaled $48 thousand during the six months ended June 30, 2016 and $271 thousand during the same period in 2015. Net charge-offs as a percentage of average loans decreased from 0.14% during the six months ended June 30, 2015 to 0.02% during the current period. The allowance for loan losses totaled $6.4 million at June 30, 2016 and $5.8 million at June 30, 2015. The allowance for loan losses as a percentage of total loans increased slightly from 1.47% at June 30, 2015 to 1.49% at June 30, 2016.

Loans, Deposits, Investments and Cash

Net loans increased by $37.9 million, or 10%, from $389 million at June 30, 2015 to $427 million at June 30, 2016. The three largest areas of growth in the Company’s loan portfolio were $30.2 million in commercial real estate loans, $8.5 million in agricultural loans and $4.6 million in commercial loans. The two largest decreases were $8.0 million in construction and land development loans and $3.4 million in residential real estate loans. The construction and land development portfolio component has been identified by Management as a higher-risk loan category. Construction and land development loans represented 4.3% and 6.8% of the loan portfolio as of June 30, 2016 and June 30, 2015, respectively.

Total deposits increased by $41.3 million from $493 million at June 30, 2015 to $535 million at June 30, 2016. This $41.3 million increase includes increases of $19.3 million in non-interest bearing demand deposits, $6.0 million in interest bearing transaction accounts and $17.8 million in money market and savings accounts. Time deposits declined by $1.8 million to $51.1 million or less than 10% of total deposits. The Company has no brokered deposits.

Total investment securities were $99.4 million at June 30, 2016 and $90.0 million at June 30, 2015. Cash and due from banks was $41.0 million at June 30, 2016 and $41.3 million at June 30, 2015.

Shareholders’ Equity

Total shareholders’ equity increased by $7.4 million from $39.0 million at June 30, 2015 to $46.4 million at June 30, 2016. The $7.4 million increase was related to earnings during the twelve month period of $6.7 million, an increase in net unrealized gains on investment securities of $1.4 million and an increase of $0.2 million representing stock option activity. These items were partially offset by the repurchase of a portion of a warrant, in May of 2016, representing the right to purchase 150,000 shares of the registrant’s common stock at a cost of $0.9 million. The remaining warrant represents the right to purchase 150,000 shares of Plumas Bancorp common stock at an exercise price of $5.25 per share. The warrant is associated with the Bancorp’s subordinated debenture, which was fully paid in April, 2015.

Net Interest Income and Net Interest Margin

Net interest income, on a nontax-equivalent basis, was $5.8 million for the three months ended June 30, 2016, an increase of $513 thousand, or 10%, from $5.3 million for the same period in 2015. The increase in net interest income includes an increase of $483 thousand in interest income and a decline of $30 thousand in interest expense. The largest component of the increase in interest income was a $405 thousand increase in interest and fees on loans related to growth in the loan portfolio. The reduction in interest expense is related to the payoff of the Bancorp’s subordinated debenture in April, 2015. Net interest margin for the three months ended June 30, 2016 and 2015 was 4.26%.

Net interest income, on a nontax-equivalent basis, for the six months ended June 30, 2016 was $11.6 million, an increase of $1.3 million from the $10.3 million earned during the same period in 2015. Driven mostly by an increase in average loan balances, interest income increased by $1.1 million while interest expense, which benefited from the payoff of the Bancorp’s subordinated debenture, declined by $167 thousand. Net interest margin for the six months ended June 30, 2016 increased seven basis points to 4.23%, up from 4.16% for the same period in 2015.

Non-Interest Income and Expense

During the three months ended June 30, 2016 non-interest income increased by $233 thousand to $2.0 million, up from $1.8 million during the three months ended June 30, 2015. The largest component of this increase was an increase in gain on sale of SBA loans of $242 thousand from $317 thousand during the 2015 quarter to $559 thousand during the three months ended June 30, 2016. Other increases included an increase in service charge income of $28 thousand and an increase in loan servicing fees of $18 thousand. These items were partially offset by a $79 thousand decrease in dividends from the Federal Home Loan Bank of San Francisco (FHLB). During June 2015 Plumas Bank received an $88 thousand one-time special dividend from the FHLB.

During the six months ended June 30, 2016 non-interest income totaled $3.7 million, a decrease of $160 thousand from the six months ended June 30, 2015. The largest components of this change were decreases of $82 thousand in gain on sale of SBA loans, $75 thousand in FHLB dividends and $62 thousand in loss/gain on sale of securities. During the six months ended June 30, 2016 we sold fourteen investment securities recording a net loss of $32 thousand. During the same period in 2015 we recorded a gain on sale of $30 thousand from the sale of eight securities.

During the three months ended June 30, 2016, non-interest expense totaled $4.7 million, an increase of $51 thousand from $4.6 million during the second quarter of 2015. The two largest increases were $132 thousand in salary and benefit expense and $59 thousand in outside service fees. Salary expense increased by $75 thousand which included annual merit increases and additional lending personnel including a new commercial/agricultural loan officer located in Klamath Falls, Oregon. Bonus expense increased by $73 thousand to $208 thousand during the second quarter related to the increase in Company profitability. Commission expense related to an increase in SBA loan sales, increased by $96 thousand. These items were partially offset by an increase in deferred loan origination costs of $170 thousand related to an increase in loan production. The increase in outside service fees included a $31 thousand increase in debit card processing expense which was offset by an increase in interchange income. These increases in non-interest expense were offset by a $172 thousand decline in the provision from change in OREO valuation and a $60 thousand decline in OREO costs. OREO represents real property taken by the Bank either through foreclosure or through a deed in lieu from the borrower. When other real estate is acquired, any excess of the Bank’s recorded investment in the loan balance and accrued interest income over the estimated fair market value of the property, less costs to sell, is charged against the allowance for loan losses. A valuation allowance for losses on other real estate is maintained to provide for temporary declines in value. The allowance is established through a provision for subsequent losses on other real estate which is included in other expenses. Subsequent gains or losses on sales or from impairment are recorded as incurred. The provision from change in OREO valuation decreased from $172 thousand during the second quarter of 2015 to $0 during the current quarter. OREO costs which declined from $46 thousand during the 2015 quarter to a credit of $14 thousand during the three months ended June 30, 2016 benefited from a reduction in OREO properties, a reimbursement of previously incurred costs and rental income on a new OREO property.

During the six months ended June 30, 2016 non-interest expense decreased by $22 thousand to $9.3 million. The largest components of this decease were declines of $92 thousand in OREO costs, $57 thousand in loan and collections expenses and $34 thousand in the provision from change in OREO valuation. The largest increases in non-interest expense were $71 thousand in outside service fees and $37 thousand in marketing expenses. The increase in marketing costs was mostly related to our new Reno, Nevada branch.

Founded in 1980, Plumas Bank is a locally owned and managed full-service community bank based in Northeastern California. The Bank operates twelve branches: eleven located in the California counties of Plumas, Lassen, Placer, Nevada, Modoc and Shasta and one branch in Reno, Nevada, Washoe County. Plumas Bank offers a wide range of financial and investment services to consumers and businesses and has received nationwide Preferred Lender status with the United States Small Business Administration. For more information on Plumas Bancorp and Plumas Bank, please visit our website at www.plumasbank.com.

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended and Plumas Bancorp intends for such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management's views as of any subsequent date. Forward-looking statements involve significant risks and uncertainties and actual results may differ materially from those presented, either expressed or implied, in this news release. Factors that might cause such differences include, but are not limited to: the Company's ability to successfully execute its business plans and achieve its objectives; changes in general economic and financial market conditions, either nationally or locally in areas in which the Company conducts its operations; changes in interest rates; continuing consolidation in the financial services industry; new litigation or changes in existing litigation; increased competitive challenges and expanding product and pricing pressures among financial institutions; legislation or regulatory changes which adversely affect the Company's operations or business; loss of key personnel; and changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies.

In addition, discussions about risks and uncertainties are set forth from time to time in the Company’s publicly available Securities and Exchange Commission filings. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.

PLUMAS BANCORP
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	As of June 30,
	2016	2015	Dollar Change	Percentage Change
ASSETS
Cash and due from banks	$40,965	$41,333	$(368)	-0.9%
Investment securities	99,426	90,024	9,402	10.4%
Loans, net of allowance for loan losses	426,679	388,786	37,893	9.7%
Premises and equipment, net	12,097	12,296	(199)	-1.6%
Bank owned life insurance	12,358	12,016	342	2.8%
Real estate acquired through foreclosure	2,817	2,970	(153)	-5.2%
Accrued interest receivable and other assets	9,700	10,162	(462)	-4.5%
Total assets	$604,042	$557,587	$46,455	8.3%

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$534,634	$493,368	$41,266	8.4%
Accrued interest payable and other liabilities	10,061	9,888	173	1.7%
Note payable	2,625	5,000	(2,375)	-47.5%
Junior subordinated deferrable interest debentures	10,310	10,310	-	0.0%
Total liabilities	557,630	518,566	39,064	7.5%
Common stock	5,746	6,389	(643)	-10.1%
Retained earnings	39,473	32,815	6,658	20.3%
Accumulated other comprehensive income (loss), net	1,193	(183)	1,376	751.9%
Shareholders’ equity	46,412	39,021	7,391	18.9%
Total liabilities and shareholders’ equity	$604,042	$557,587	$46,455	8.3%

PLUMAS BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

FOR THE THREE MONTHS ENDED JUNE 30,	2016	2015	Dollar Change	Percentage Change
Interest income	$6,077	$5,594	$483	8.6%
Interest expense	247	277	(30)	-10.8%
Net interest income before provision for loan losses	5,830	5,317	513	9.6%
Provision for loan losses	200	300	(100)	-33.3%
Net interest income after provision for loan losses	5,630	5,017	613	12.2%
Non-interest income	2,055	1,822	233	12.8%
Non-interest expense	4,680	4,629	51	1.1%
Income before income taxes	3,005	2,210	795	36.0%
Provision for income taxes	1,168	855	313	36.6%
Net income	$1,837	$1,355	$482	35.6%

Basic earnings per share	$0.38	$0.28	$0.10	35.7%
Diluted earnings per share	$0.36	$0.27	$0.09	33.3%

FOR THE SIX MONTHS ENDED JUNE 30,	2016	2015	Dollar Change	Percentage Change
Interest income	$12,077	$10,970	$1,107	10.1%
Interest expense	509	676	(167)	-24.7%
Net interest income before provision for loan losses	11,568	10,294	1,274	12.4%
Provision for loan losses	400	600	(200)	-33.3%
Net interest income after provision for loan losses	11,168	9,694	1,474	15.2%
Non-interest income	3,707	3,867	(160)	-4.1%
Non-interest expense	9,313	9,335	(22)	-0.2%
Income before income taxes	5,562	4,226	1,336	31.6%
Provision for income taxes	2,152	1,656	496	30.0%
Net income	$3,410	$2,570	$840	32.7%

Basic earnings per share	$0.70	$0.53	$0.17	32.1%
Diluted earnings per share	$0.67	$0.51	$0.16	31.4%

PLUMAS BANCORP
SELECTED FINANCIAL INFORMATION
(Dollars in thousands, except per share data)
(Unaudited)

	June 30,
	2016	2015
QUARTERLY AVERAGE BALANCES
Assets	$598,273	$550,818
Earning assets	$550,421	$500,246
Investments	$100,243	$91,381
Loans	$419,647	$386,924
Deposits	$529,124	$484,719
Equity	$45,373	$39,008

CREDIT QUALITY DATA
Allowance for loan losses	$6,430	$5,780
Allowance for loan losses as a percentage of total loans	1.49%	1.47%
Nonperforming loans	$2,968	$5,078
Nonperforming assets	$5,796	$8,130
Nonperforming loans as a percentage of total loans	0.69%	1.29%
Nonperforming assets as a percentage of total assets	0.96%	1.46%
Year-to-date net charge-offs	$48	$271
Year-to-date net charge-offs as a percentage of average loans, annualized	0.02%	0.14%

SHARE AND PER SHARE DATA
Basic earnings per share for the quarter	$0.38	$0.28
Diluted earnings per share for the quarter	$0.36	$0.27
Quarterly weighted average shares outstanding	4,857	4,813
Quarterly weighted average diluted shares outstanding	5,047	5,069
Basic earnings per share, year-to-date	$0.70	$0.53
Diluted earnings per share, year-to-date	$0.67	$0.51
Year-to-date weighted average shares outstanding	4,849	4,806
Year-to-date weighted average diluted shares outstanding	5,057	5,058
Book value per common share	$9.55	$8.09
Total shares outstanding	4,862	4,821

QUARTERLY KEY FINANCIAL RATIOS
Annualized return on average equity	16.3%	13.9%
Annualized return on average assets	1.23%	0.99%
Net interest margin	4.26%	4.26%
Efficiency ratio	59.4%	64.8%

YEAR-TO-DATE KEY FINANCIAL RATIOS
Annualized return on average equity	15.3%	13.5%
Annualized return on average assets	1.15%	0.94%
Net interest margin	4.23%	4.16%
Efficiency ratio	61.0%	65.9%
Loan to Deposit Ratio	80.7%	79.6%

PLUMAS BANK CAPITAL RATIOS
Tier 1 Leverage Ratio	9.5%	9.6%
Common Equity Tier 1 Ratio	12.0%	12.3%
Tier 1 Risk-Based Capital Ratio	12.0%	12.3%
Total Risk-Based Capital Ratio	13.3%	13.5%

Contact: Elizabeth Kuipers

Vice President, Marketing Manager & Investor Relations Officer
Plumas Bank
35 S. Lindan Ave.
Quincy, CA 95971
530.283.7305 ext.8912

investorrelations@plumasbank.com